EXHIBIT 99.1

Health Discovery Corporation Enters Into Worldwide Licensing
Agreement With NeoGenomics

License is for Hematopoietic and Solid Tumor Cancers

SAVANNAH, Ga. - January 9, 2012 – Health Discovery Corporation (OTCBB: HDVY), a molecular diagnostics leader in the use of patent protected advanced mathematical techniques for personalized medicine, has entered into an exclusive worldwide licensing agreement with NeoGenomics, Inc. (OTCBB: NGNM) for laboratory developed tests (LDT’s) in the Field of hematopoietic and solid tumor cancers excluding breast cancer, which was previously licensed to Quest Diagnostics (NYSE:DGX) and Smart Personalized Medicine and excluding cancer of the retina which was previously committed to Retinalyze, LLC. HDC retains all rights to in-vitro diagnostic (IVD) test kit development in cancer. In addition, HDC’s pre-existing licenses remain in effect.

Under the terms of the Agreement, NeoGenomics paid $1 million in cash and issued 1,360,000 (one million three hundred and sixty thousand) shares of NeoGenomics common stock to HDC in upfront licensing fees.  In addition, NeoGenomics will make milestone payments, in cash or stock, based on sublicensing revenue and revenue generated from products and services developed as a result of the Agreement.  Milestone payments will be in increments of $500,000 for every $2 million in revenue recognized by NeoGenomics up to a total of $5 million in total milestone payments.  After $20 million in cumulative revenue has been recognized, NeoGenomics will pay a royalty of 6.5% on product sales and will share profits from sub-licensing arrangements. In addition, NeoGenomics will pay a royalty of 50% of the revenue recognized from any sub-licensing arrangements for the Cytogenetics Interpretation System and the Flow Cytometry System.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL.  NeoGenomics services the needs of pathologists, oncologists, urologists and other clinicians, and hospitals throughout the United States.

“This License Agreement with NeoGenomics with their high complexity CLIA certified clinical laboratory represents a tremendous opportunity to complete the LDT development and commercialization of HDC’s cancer related products including tests for prostate cancer, pancreatic cancer, and colon cancer, as well as, the cytogenetics and flow cytometry interpretation software.” stated Stephen D. Barnhill, M.D., Chairman and Chief Executive Officer of Health Discovery Corporation. Dr. Barnhill added “as a requirement of this Licensing Agreement, we are very excited that Dr. Maher Albitar will be the Chief Medical Officer and Director of Research and Development at NeoGenomics and will personally direct the final development and commercialization of these cancer products at NeoGenomics.”

Dr. Barnhill continued “Under the terms of the License Agreement, NeoGenomics has agreed to use its best efforts to complete the development of these tests and have a first commercial use of products in the next 12 months, subject to extensions if required.”

Herbert A. Fritsche, Ph.D., Chief Science Officer at Health Discovery Corporation and recently retired Professor of Laboratory Medicine and Chief of the Clinical Chemistry Section at The University of Texas, M.D. Anderson Cancer Center stated “Now that we have our cancer products poised for final development and commercialization in the NeoGenomics CLIA certified clinical laboratory under the direction of Dr. Maher Albitar, we can now focus our attention to finalization and commercialization of our Retinalyze product for macular degeneration, as well as, move into product development for non-cancer diseases such as Alzheimer’s, dementias, cardiac diseases and others. We will also be moving forward on using our SVM pattern recognition tools for radiologic interpretation techniques.”

About Health Discovery Corporation

Health Discovery Corporation is a molecular diagnostics company that uses advanced mathematical techniques to analyze large amounts of data to uncover patterns that might otherwise be undetectable. It operates primarily in the emerging field of personalized medicine where such tools are critical to scientific discovery. Its primary business consists of licensing its intellectual property and developing its own product line of biomarker-based diagnostic tests that include human genes and genetic variations, as well as gene, protein, and metabolic expression differences and image analysis in digital pathology and radiology. For more information, see www.healthdiscoverycorp.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time the Company may make other forward-looking statements in relation to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics, computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop and commercialize new drugs, therapies or other products based on our approaches, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

Media Contact:
Colleen Murphy
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cmurphy@trevelinokeller.com